VENDOR AND LICENSE AGREEMENT

THIS VENDOR AND LICENSE AGREEMENT (this “Agreement”) is made and entered into and is effective as of the _____ day of February, 2007, by and between Buzz Off Insect Shield, LLC, a North Carolina limited liability company (“Buzz Off”), and Charleston Basics, INC, a New York corporation (“Licensee”).

WITNESSETH:

WHEREAS, Buzz Off owns the proprietary rights to processes and procedures for the treatment of garments and other goods for insect repellency (the “Buzz Off Process”) and trademarks, service marks and all common law rights and registrations and registration applications related thereto listed on Exhibit A hereto, as the same may be amended by Buzz Off from time to time (the “Marks”); and

WHEREAS, Licensee desires to have certain products manufactured by or on behalf of Licensee treated with the Buzz Off Process and to market, sell and distribute such products to retailers using the Marks; and

WHEREAS, Buzz Off is willing to treat, or cause to be treated by its affiliate, International Garment Technologies, LLC or others, Licensee's textile gear products with the Buzz Off Process and to license Licensee to use the Marks in the marketing, sale, and distribution of textile gear products consisting of cot covers, blankets, hammocks, and folding chair covers approved by Buzz Off and to be distributed through Licensee’s traditional distribution channels (the “Licensed Products”) all on the terms and conditions hereafter set forth;

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth, the parties agree as follows:

1.  Processing and Purchase. During the Term (as defined in section 8), Licensee will provide quantities of products to Buzz Off and submit orders to Buzz Off for the treatment of those products with the Buzz Off Process, which orders shall be submitted in the form and manner described in Section 5 herein (each, an “Order”). Upon acceptance of an Order by Buzz Off, Buzz Off will cause products covered by the Order to be treated with the Buzz Off Process and provide such other services as are specified in the Purchase Order (as defined in Section 5), including, but not limited to, finishing, packaging and labeling. This Agreement does not constitute a commitment by Licensee to purchase any quantity of Buzz Off's goods or services or by Buzz Off to process goods.

2.  Approval of Products. No type of item will be processed unless the appropriateness, composition, design, construction, size, and finish of such item has been approved by Buzz Off and determined by Buzz Off to be compatible with the Buzz Off Process. Licensee will provide Buzz Off for testing, at no cost to Buzz Off, sufficient samples of each product sought by Licensee to be processed by Buzz Off to enable adequate testing by Buzz Off (the “Test Samples”). Buzz Off will perform such tests or analyses on the Test Samples as it deems necessary. Licensee will pay for all testing. If, in Buzz Off's judgment, the garment is appropriate and the composition, design, construction, size, and finish of the Test Samples are compatible with the Buzz Off Process, Buzz Off shall notify Licensee that the garment is acceptable for treatment with the Buzz Off Process (any such acceptable garment being herein referred to as a “Product”).

3.  Warranty of Uniformity. Licensee warrants that all Products delivered to Buzz Off for treatment with the Buzz Off Process will be of the same composition, design, construction, size, and finish as the Test Samples. Licensee will be liable for all losses, damages and expenses of Buzz Off due to the failure of any Product to conform in all respects with the Test Samples, including but not limited to the cost of treatment. Under no circumstances will Buzz Off be liable for any loss, damage, or expense to Licensee in connection with or by reason of the use of or inability to use any Product if such Product does not conform in all respects with the Test Samples.

4.  Pricing. Buzz Off will notify Licensee of the charge per Product (the “Unit Price”) for each type of Product (“Product Type”) to be treated with the Buzz Off Process. Unit Prices may be adjusted by Buzz Off from time to time for repeat Orders of the same Product Type upon written notice to Licensee of such change. The Unit Price will not include the costs of shipping, sales and use taxes, insurance, tariffs, duties and similar charges, all of which will be at the expense of Licensee.

5.  Purchase Orders.

(a)  Agreement Applies to all Purchase Orders. All purchase order forms and other forms or documents of purchase, including but not limited to, telexes, faxes, electronic mail (“email”) (hereinafter collectively referred to as “Purchase Orders”) placed by Licensee with Buzz Off will be subject to the terms and conditions of this Agreement, including those contained in Section 7 herein, and in the event of any conflict between this Agreement and any provision of any Purchase Order, this Agreement shall apply. All Purchase Orders are subject to acceptance by Buzz Off at its offices in Greensboro, North Carolina.

(b)  Form and Delivery of Purchase Orders. Subject to the foregoing, Purchase Orders shall be in any reasonable form that the parties may find appropriate from time to time. Purchase Orders shall be sent to Buzz Off at the following address:

Buzz Off Insect Shield, LLC
814 West Market Street
Greensboro, North Carolina 27401
Attention: Purchase Order
Facsimile: (336) 275-7604
Email:purchaseorder@buzzoff.com

Licensee will include in every Purchase Order (i) the Product Type and the units to be processed, (ii) confirmation of Unit Price, (iii) confirmation of finishing, packaging and additional labeling requirements, (iv) date of delivery to Buzz Off of the Products to be processed, (v) desired date of delivery of the finished Products to common carrier and method of shipping to be used by Buzz Off, (vi) Licensee's directed shipping address, and (vi) the name, address and contact information for the Licensee's contact person.

(c)  Modification and Acceptance. Following receipt of the Purchase Order from Licensee, Buzz Off shall either (i) accept such Purchase Order or (ii) notify Licensee in writing of proposed additions and/or modifications to such Purchase Order, including any modification in the Unit Price. Any such additions and/or modifications shall become a part of the Purchase Order unless specifically rejected by Licensee by written notice to Buzz Off within three (3) business days following receipt. If Licensee rejects the additions and/or modifications, the Purchase Order shall be null and void.

(d)  Buzz Off's Cancellation of Purchase Order. Buzz Off may cancel any previously accepted Purchase Order if, upon inspection of the unprocessed Products delivered by Licensee to Buzz Off for treatment with the Buzz Off Process (“Raw Products”) or during the processing of Products pursuant to that Purchase Order, Buzz Off determines that the Raw Products furnished by Licensee do not conform in all respects to the Test Samples or are otherwise incompatible with the Buzz Off Process.

6.  Quality Audit. Buzz Off will perform a quality audit for visual defects prior to shipment of Products. Buzz Off will segregate (i) all conforming Products, (ii) all Products that are defective due to defects in the Raw Products or their failure to conform in all respects to the Test Samples (each defective item a “Manufacturing Defect”), and (iii) Products believed to be irregulars caused by Buzz Off (each a “Processing Irregular”).

(a)   Manufacturing Defects. Buzz Off shall bear no liability for any Manufacturing Defect or any responsibility for correcting, curing, or otherwise remedying any such Manufacturing Defect. However, if, prior to shipment of such Products to Licensee, Buzz Off identifies any Manufacturing Defects that Buzz Off believes it can remedy, Buzz Off may, but is not required to, notify Licensee of the quantity of items affected, the nature of the defect or defects, the remedial measures proposed, and the additional charge, if any, to be paid by Licensee to Buzz Off for such additional services. Licensee may accept or reject Buzz Off's offer to attempt to remedy any Manufacturing Defects. BUZZ OFF DOES NOT HEREBY WARRANT THE SUCCESS OR EFFICACY OF ANY REMEDIAL MEASURES.

(b)  Processing Irregulars. Licensee shall not be responsible for the processing cost of any Processing Irregulars. Additionally, if, in any calendar quarter, the quantity of Processing Irregulars shipped by Buzz Off to Licensee exceeds 2 ½% of the quantity (measured in terms of the number of items processed) of all Products shipped by Buzz Off to or on behalf of Licensee, Buzz Off shall pay to Licensee, within 30 days after the end of such calendar quarter, a sum equal to Licensee's average actual cost of the Raw Products of such Processing Irregulars in excess of such 2 ½ %, which amount will constitute Buzz Off's sole liability to Licensee for Processing Irregulars.

7.  Purchase Order Terms and Conditions. These terms and conditions apply to all Purchase Orders issued by Licensee pursuant to this Agreement. Any terms and conditions in any Purchase Order that may be different or inconsistent with these terms and conditions shall be entirely inapplicable, and the terms and conditions in this Agreement shall prevail and apply.

(a)  Terms and Acceptance. A Purchase Order becomes a contract upon written acceptance by Buzz Off, or when, pursuant to Section 5(c), Licensee accepts any additions or modifications to such Purchase Order.

(b)  Price and Invoicing. Purchase price for each order shall be the Unit Price for each Product Type multiplied by the number of items of that Product Type actually processed by Buzz Off. In addition, Licensee shall be responsible for the costs of all shipping, insurance, excise, use, privilege, sales, property and similar taxes, tariffs and duties, and similar charges, which costs will be listed separately in Buzz Off's invoice.

(c)  Shipment. Buzz Off will ship all Products F.O.B. premises of Buzz Off or premises of Buzz Off's subcontractor unless otherwise specifically provided on the face of the Purchase Order. Risk of loss shall pass to Licensee upon delivery of the Products to the engaged common carrier.

(d)  Payments. Payment terms are “Net 30 Days” unless otherwise agreed in advance by Buzz Off. Buzz Off may assess late payment charges on amounts not paid within thirty (30) days of the invoice date at the maximum rate allowed by law or 1.5% per month (or any portion thereof), whichever is less. Licensee shall also pay or reimburse Buzz Off for all costs and expenses (including reasonable attorneys' fees) incurred or paid by Buzz Off in collecting amounts due from Licensee or in enforcing Licensee's obligations hereunder.

(e)  Quantity Audit. Upon receipt, Buzz Off shall perform a physical audit (the “Quantity Audit”) to verify the quantity of Raw Products shipped by Licensee and delivered to Buzz Off or its subcontractor. Charges for processing will, in all cases, be based on the number of items actually received by Buzz Off as determined by the Quantity Audit. Licensee agrees that Buzz Off will adjust the Purchase Order to reflect the quantity so determined. Buzz Off shall not be responsible for any loss or damage of Licensee caused by Licensee's failure to deliver to Buzz Off the exact quantity of Raw Products stated in the Purchase Order.

(f)  Delivery. Buzz Off will use commercially reasonable best efforts to ensure that Products are delivered to, or made available for pick-up by, the common carrier on the date specified by Licensee in the Purchase Order, subject to receipt by it of the Raw Products in a timely manner. In any event, Buzz Off will be not be liable to Licensee for late delivery of Products to the common carrier for any amounts in excess of the price charged to Licensee by Buzz Off for the processing of such Products, and Buzz Off will have no liability if the late delivery of such Products is due, in whole or in part, to the late delivery to Buzz Off of the Raw Products for processing or due to Manufacturing Defects.

(g)  Termination. Buzz Off may terminate any Purchase Order immediately if Licensee becomes insolvent, is unable to pay its debts as they mature or is the subject of a petition in bankruptcy, whether voluntary or involuntary, or of any other proceeding under bankruptcy, insolvency or similar laws, or makes an assignment for the benefit of creditors, or is named in, or its property is subject to, a suit for appointment of a receiver, or is dissolved or liquidated. In the event of such termination, Licensee shall remain liable for the purchase price of any Buzz Off Processing performed pursuant to the Purchase Order, as well as all other costs pursuant to Section 7(b) above. Any Products delivered pursuant to such a terminated Purchase Order, as well as any Raw Products returned to Licensee, will, upon payment in full of all amounts owed by Licensee to Buzz Off, be shipped Freight Prepaid by Licensee F.O.B. premises of Buzz Off or Buzz Off's subcontractor. Buzz Off shall be entitled to pursue any remedy provided in law or equity, including injunctive relief and the right to recover any damages it may have suffered by reason of such termination to the extent that such damages are otherwise authorized by this Agreement.

(h)  Buzz Off's Lien on Goods. Licensee hereby grants Buzz Off a security interest in all Raw Products and Products of Licensee in Buzz Off's possession to secure all amounts owed by Licensee to Buzz Off.

(i)  Force Majeure. Neither party hereto shall be considered in default of the Agreement or any Purchase Order thereunder, or be liable for damages thereof, for any failure of performance hereunder occasioned by an Act of God, war or warlike activity, insurrection or civil commotion, governmental regulatory action whether or not with proper authority, if the party so affected gives prompt notice to the other, provided, however, that increase(s) or decrease(s) in the price of raw material is not for the purposes of this Section 7(i) considered a force majeure. In the event of a suspension of any obligation by reason of this subsection that extends beyond ten (10) days, the party not affected may, at its option, elect to cancel those aspects of the Purchase Order that are reasonably feasible to terminate.

(j)  Buzz Off's Warranty. Buzz Off expressly warrants that all Products will have been treated in conformance with the Buzz Off Process. The temporary white frosting effect known to both parties is not considered a breach of Buzz Off's warranty.

BUZZ OFF'S LIMITATION OF WARRANTIES. BUZZ OFF MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE FITNESS OF ANY OF THE PRODUCTS FOR ANY PARTICULAR PURPOSE. BUZZ OFF MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY OTHER THAN THOSE PROVIDED HEREIN OF ANY PRODUCTS EXCEPT AS PROVIDED HEREIN, NOR DOES BUZZ OFF MAKE ANY WARRANTY OF ANY KIND, EXPRESS OR IMPLIED.

(k)  Licensee's Warranties of Title and Quality of Raw Products. Licensee warrants that it has good title, free of encumbrances, to the Raw Products delivered to Buzz Off pursuant to each Purchase Order issued by Licensee under this Agreement. Licensee further warrants that the Raw Products will conform in all respects with the Test Samples and will be free from defects in design, material and workmanship that would make them unsuitable for the Buzz Off Process.

(l)  LIMITATION OF LIABILITIES. ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY NOTWITHSTANDING, WHERE BUZZ OFF WARRANTS ANY PRODUCT, EITHER UNDER THIS AGREEMENT OR AS A MATTER OF LAW, IF THERE IS A BREACH OF SUCH WARRANTY, LICENSEE'S ONLY AND EXCLUSIVE REMEDY SHALL BE THE CORRECTION OF DEFECTS OR REFUND OF THE PROCESSING PRICE, AS DESCRIBED HEREIN. THIS SHALL BE THE LIMIT OF BUZZ OFF’S LIABILITY. NEITHER LICENSEE NOR BUZZ OFF SHALL BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS. ANY ACTION RESULTING FROM ANY BREACH ON THE PART OF A PARTY AS TO GOODS OR SERVICES DELIVERED HEREUNDER MUST BE COMMENCED WITHIN ONE YEAR AFTER THE CAUSE OF ACTION HAS ACCRUED.

(m)  Assignment. Buzz Off may assign the performance of all or part of any Purchase Order, but Buzz Off will remain responsible for completion of such Purchase Order.

8.  Term. This Agreement shall continue for a term of seven years from the date hereof (the “Initial Term”) and thereafter until terminated by either party by not less than 30 days' written notice (the Initial Term together with any term continuing thereafter being referred to herein as the “Term”).

9.  Grant of License. Buzz Off hereby grants to Licensee for the Term a nonexclusive royalty-free license to use the Marks in connection with the marketing, sale and distribution to retailers of Licensed Products within the distribution area as described in Exhibit B (“Distribution Area”). It is understood and agreed that Buzz Off may from time to time, upon no less than ninety (90) days’ prior written notice to Licensee, amend Exhibit A to add new Marks thereto or to delete therefrom Marks it no longer desires to use with respect to Licensed Products of the type being offered by Licensee.

10.  Ownership Of Marks. Licensee acknowledges the ownership of the Marks in Buzz Off and agrees that Licensee will do nothing inconsistent with such ownership, that all use of the Marks by Licensee shall inure to the benefit of and be on behalf of Buzz Off and that Licensee will provide reasonable assistance to Buzz Off in recording this Agreement with appropriate government authorities if requested by Buzz Off. Licensee agrees that nothing in this Agreement shall give Licensee any right, title or interest in the Marks other than the right to use the Marks in accordance with this Agreement. If Licensee has obtained or obtains in the future any right, title or interest in the Marks (including any marks which are confusingly similar to the Marks, colorable imitations, translations or transliterations thereof), Licensee agrees that it shall take all actions necessary to assign such rights, title and interest to Buzz Off, including executing any and all instruments deemed necessary or desirable by Buzz Off to transfer such right, title or interest to Buzz Off. Licensee agrees that it will not challenge the title of Buzz Off in and to the Marks or challenge the validity of the patents, provisional patents or patents pending and other intellectual property related to the Buzz Off Process.

11.  Form of Use. Licensee agrees to use the Marks only in the form and manner and with appropriate legends as reasonably and uniformly prescribed in writing from time to time by Licensor, and not to use any other trademark, tradename or service mark in combination with any of the Marks without prior written approval of Licensor. Any trademarks, tradenames or service marks using the Marks in combination with other trademarks, tradenames or service marks shall be the property of Licensor.

12.  Quality Standards for Use of the Marks. Licensee agrees:

(a)  All Licensed Products must bear one or more of the Marks. Only Licensed Products may be marketed, sold or distributed bearing one or more of the Marks, and the Marks may not be used in connection with the design, manufacture, advertisement, promotion, distribution, sale or other use of any product or service other than Licensed Products.

(b)  Licensee will supply Buzz Off with specimens of all Licensee’s uses of the Marks upon request.

(c)  All advertising, packaging and promotional material that may be used by Licensee in merchandising the Licensed Products under the Marks (the “Promotional and Packaging Material”), and all other uses of the Marks, shall be submitted to Buzz Off for Buzz Off’s approval or disapproval prior to any release thereof by Licensee. If such approval or disapproval is not received by Licensee within thirty (30) days after transmittal of such material to Buzz Off, such right of approval or disapproval shall be deemed waived and such material shall be considered approved. Buzz Off has the right to disapprove of any such material for any reasonable cause or reason. If Buzz Off shall give notice of disapproval of any such material, Licensee shall not use or distribute such Promotional and Packaging Material.

(d)  The Licensed Products and all Promotional and Packaging Material shall contain appropriate legends, markings and/or notices as reasonably required from time to time by Buzz Off, to give appropriate notice to the consuming public of Buzz Off’s right, title and interest thereto. Licensee agrees that each usage of the Marks shall be followed by either the “®” symbol (if a U.S. federal registration has issued and is in full force and effect for the subject Licensed Products) or the “TM” symbol (if an applicable U.S. federal registration has not issued), as appropriate, and by the appropriate symbol(s) indicating foreign registration.

(e)  To assure that the provisions of the Agreement are being observed, Licensee agrees that it will allow Buzz Off or its designees to enter Licensee’s premises, during regular business hours and upon reasonable notice, for the purpose of inspecting the Licensed Products and the Promotional and Packaging Material relating to the Licensed Products.

(f)  In the event Buzz Off gives Licensee written notice that the requirements and standards established by Buzz Off concerning the nature and quality of the Licensed Products or the use of the Marks and notice requirements hereinabove referred to are not met or in the event that said requirements and standards for use of the Marks and notice requirements are not maintained throughout the period of offering for sale, sale, advertising, promotion, shipment and/or distribution of any Licensed Products hereunder, then Licensee shall immediately discontinue any and all offering for sale, sale, advertising, promotion, shipment and distribution of the Licensed Products in connection with which said requirements and standards or trademark usage and notice requirements have not been met, until such time as all such failures to comply herewith have been cured to Buzz Off’s satisfaction.

(g)  The license under this Agreement does not include any right to sublicense the Marks or have any products or product components bearing the Marks made on behalf of Licensee by third parties.

(h)  Licensee will notify Buzz Off of any unauthorized use of the Marks by others promptly as it comes to Licensee’s attention. Buzz Off shall have the sole right and discretion to bring infringement or unfair competition proceedings involving the Marks and to recover and retain any and all damages and remedies. At Buzz Off’s request and expense, Licensee shall provide reasonable assistance to Buzz Off with any such proceedings.

13.  Use of Other Insect Repellent Processes. During the Term, Licensee will not market or sell products treated with a process purporting to provide insect repellency other than the Buzz Off Process or use Licensee’s trademarks or trade names, or any derivations thereof on any such product.

14.  Relationship of the Parties. Buzz Off shall act solely as an independent contractor, and nothing herein shall at any time be construed to create a relationship of employer and employee, partnership, principal and agent, or joint venture as between Licensee and Buzz Off or Buzz Off’s representatives. Buzz Off and its representatives shall have no right or authority, and shall not attempt to enter into any contract, commitment or agreement, or incur any debt or liability of any nature in the name of or on behalf of the Licensee. Similarly, Licensee and its representatives shall have no right or authority, and shall not attempt to enter into any contract, commitment or agreement, or incur any debt or liability of any nature in the name of or on behalf of Buzz Off.

15.  Exclusivity Agreement. Licensee is a major producer of folding cots and folding camp chairs and desires to have certain exclusive rights to the application to folding cots and folding camp chairs of the Buzz Off Process. Buzz Off agrees that it will treat folding cots and folding camp chairs to be distributed prior to April 15, 2008 exclusively for, or on behalf of, Licensee.

In consideration for this exclusive arrangement from Buzz Off, Licensee agrees to treat at least 10,000 products. Licensee agrees that it will treat at least 5,000 products prior to April 15, 2008, and that the total minimum commitment of 10,000 products will be treated by April 15, 2009. These minimum commitment quantities may consist of folding cots, folding camp chairs, blankets (non-exclusive item), hammocks, or sleeping bags (non exclusive item).

Licensee may represent to Buzz Off in writing on or before March 1, 2008 that Licensee believes it will provide, and will make a good faith effort to provide, a minimum of 20,000 product units to Buzz Off for treatment with the Buzz Off Process during the year ending April 15, 2009, which representations will be based on reasonable production projections provided simultaneously in writing to Buzz Off. If Buzz Off receives such representation and projections on or before March 1, 2008 that it reasonably believes to be made in good faith, Buzz Off agrees that the exclusivity period shall continue through April 15, 2009.

Licensee may represent to Buzz Off in writing on or before March 1, 2009 that Licensee believes it will provide, and will make a good faith effort to provide, a minimum of 40,000 product units to Buzz Off for treatment with the Buzz Off Process during the year ending April 15, 2010, which representations will be based on reasonable production projections provided simultaneously in writing to Buzz Off. If Buzz Off receives such representation and projections on or before March 1, 2009 that it reasonably believes to be made in good faith, Buzz Off agrees that the exclusivity period shall continue through April 15, 2010.

15.  Notices. Except as otherwise provided herein, any written notices hereunder to be effective shall be delivered by telex, confirmed fax, email, overnight delivery or ordinary mail to the address of the other party first above set forth below:

If to Licensee:	Charleston Basics, Inc.
Address:	__________________________________________________
__________________________________________________
Attention:	__________________________________________________
Facsimile:	__________________________________________________
Email:	___________________________________________________

If to Buzz Off:	Buzz Off Insect Shield, LLC 814 West Market Street Greensboro, North Carolina 27401 Attention: Haynes G. Griffin Facsimile: (336) 272-4157 Email: haynesgriffin@buzzoff.com

16.  Entire Agreement. The provisions contained in this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and no statement or inducement with respect to the subject matter hereof by either party hereto or by any agent or representative of either party hereto that is not contained in this Agreement shall be valid or binding between the parties. Any terms and conditions or any other provision in any Purchase Order issued by Licensee or acknowledgement document used by Buzz Off that may be different or inconsistent with this Agreement shall be entirely inapplicable, and this Agreement shall prevail over all such other Purchase Orders, sale acknowledgements, or other documents which may be used in the implementation or the administration of this Agreement.

17.  Confidential Information - Nonuse and Nondisclosures.

(a)  As used herein, “Confidential Information” means information about either party, in whatever format, furnished to the other party by or on behalf of the party furnishing the information, including, but not limited to, information regarding policies and procedures; concepts; tools; techniques; contracts; business records; marketing information and plans; demographic information; financial and accounting data and projections; pricing data; operations; basic store inventory; entry into new, geographic and/ or product market(s); location of new stores and offices (including proposed locations); lawsuits and/ or claims; management philosophy; customer lists; rental activity reports; sell-through activity reports; and confidential information received from third parties pursuant to a confidential disclosure agreement.

(b)  Confidential Information does not include information that: (i) was available to the public prior to the time of disclosure; (ii) becomes available to the public through no act or omission of the party asserting that the information is not confidential; or (iii) was communicated rightfully to such party free of any obligation of nondisclosure and without restriction as to its use. The party asserting that the information is not confidential shall bear the burden of demonstration that the information falls under one of the exceptions described in this Subsection 18(b).

(c)  Each party agrees, with respect to the Confidential Information of the other party, to: (i) hold the Confidential Information in confidence and refrain from disclosing Confidential Information, or transmitting any documents or copies of documents containing Confidential Information, to any other party except as permitted under the terms of this Agreement; (ii) use the Confidential Information only to assist its performance of this Agreement (including supplying or purchasing (or discussing with the other party the supply or purchase of) the Products) and for no other purposes and; (iii) not disclose any Confidential Information except to such party’s directors, officers, employees and representatives (including outside attorneys, accountants and consultants) (collectively, its “Representatives”), who need such information for the purpose of performing its obligations under this Agreement (or Representatives who agree to be bound by the provisions of this Agreement) and such party shall prevent any breach of the terms of this Agreement by its Representatives. Each party shall use at least the standard of care with respect to protecting the Confidential Information that it accords its own proprietary and confidential information.

18.  Indemnification.

(a)  Buzz Off’s Indemnity. Buzz Off agrees to indemnify and hold harmless Licensee, its agents, employees and officers harmless from and against any Loss (as hereafter defined) resulting from or arising with respect to any suit, demand or claim (1) by any third party alleging facts or circumstances which involve any negligent or tortious act or omission by Buzz Off, (2) arising out of any uncured breach of this Agreement by Buzz Off, or (3) any claim of infringement related to the Marks or the Buzz Off Process.

(b)  Licensee’s Indemnity. Licensee agrees to indemnify and hold Buzz Off, its agents, employees and officers harmless from and against any Loss resulting from or arising with respect to any suit, demand, claim (1) by any third party alleging facts or circumstances which involve any negligent or tortious act or omission by Licensee, (2) arising out of any uncured breach of this Agreement by Licensee, or (3) arising out of Licensee’s advertising or sales of Licensed Products, including any claim of infringement related to the use of trademarks or tradenames other than the Marks used by Licensee in connection with such advertising or sales.

(c)  Notice of Claims. If an indemnified party reasonably believes that it may incur a Loss covered by the foregoing indemnification provisions, it shall deliver written notice to the indemnifying party of the facts which are the basis of an indemnification claim hereunder and setting forth an estimated amount of any potential Loss, if possible, and the sections of this Agreement upon which the claim for indemnification for such Loss is based (a “Claim Notice”). If an indemnified party receives notice of a third-party claim for which it intends to seek indemnification hereunder, it shall give the indemnifying party prompt written notice of such claim, so that the indemnifying party’s defense of such claim under Section 19(d) hereunder may be timely instituted.

(d)  Defense of Third Party Claims. The indemnifying party under this Section 19 shall have the right to conduct and control, through counsel of its own choosing, which counsel shall be reasonably acceptable to the indemnified party, any third-party claim, action or suit, but the indemnified party may, at its election, participate in the defense of any such claim, action or suit at its sole cost and expense. Except with the prior written consent of the indemnified party, no indemnifying party, in the defense of such claim or litigation, shall consent to entry of any judgment or order, interim or otherwise, or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the indemnified party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such indemnified party of a release from all liability with respect to such claim or litigation. In the event that the indemnifying party does not accept the defense of any matter as above provided, then, without waiving its right to be indemnified pursuant to this Section 19, the indemnified party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the indemnifying party and the indemnified party shall cooperate in the defense of any claim or litigation subject to this Section 19 and the records of each shall be available to the other with respect to such defense.

(e)  Loss. References herein to “Loss” or “Losses” shall mean any and all damages, claims, losses, expenses, costs, obligations and liabilities, including, without limitation, liabilities for reasonable attorneys’ fees (except as otherwise provided in Section 20(d)) and related expenses incurred by the party incurring the Loss or Losses, excluding, however, loss of profits and prospective damages.

19.  Arbitration. Any dispute or controversy arising between the parties to this Agreement involving the interpretation or application of any provision of this Agreement, or arising out of this Agreement, shall be submitted to arbitration at Greensboro, North Carolina, pursuant to the Commercial Rules (the “Rules”) of the American Arbitration Association (“AAA”) by an arbitrator mutually agreed upon by the parties. Such arbitrator shall be selected by the parties hereto no later than ten (10) days after AAA notifies each party that a demand for arbitration has been filed (“Arbitrator Designation Period”). In the event Buzz Off and Licensee are unable to agree on an arbitrator within the Arbitrator Designation Period, AAA shall appoint a neutral arbitrator in accordance with the Rules no later than ten (10) days following the expiration of the Arbitrator Designation Period. The designated arbitrator shall not be an agent, employee, shareholder or affiliate of Buzz Off or Licensee. The arbitrator may, in his or her discretion, award to the prevailing party its costs of the proceeding, including attorneys’ fees and expenses. The decision of the arbitrator shall be final and binding on the parties, and judgment upon the decision may be entered in the state courts or federal courts having jurisdiction over Guilford County, North Carolina.

20.  Termination. Buzz Off shall have the right to terminate this Agreement (a) following the Initial Term, upon one hundred eighty (180) days’ prior written notice to Licensee without any cause or reason, (b) immediately in the event of the filing of proceedings by or against Licensee under applicable bankruptcy laws or any affirmative act of insolvency by Licensee, or upon the appointment of any receiver or trustee to take possession of the properties of Licensee or upon the dissolution and winding-up, sale, consolidation, merger, or any sequestration by governmental authority of Licensee, or (c) upon breach of any of the provisions hereof by Licensee that shall remain uncured after a cure period of thirty (30) days after such breach is communicated to Licensee in writing. Following the Initial Term, upon one hundred eighty (180) days’ prior written notice to Buzz Off, Licensee may terminate this Agreement without any cause or reason. Upon termination of this Agreement for any reason, Licensee shall be entitled to dispose of any stocks of the Licensed Products in Licensee’s possession or already confirmed for treatment by Buzz Off using the Buzz Off Process (the “Ordered Products”) for a period of one hundred eighty (180) days from the later of the date of the notice of termination under this Section 21 or the date of receipt by Licensee of the Ordered Products; provided, however, that Licensee will provide Buzz Off with a statement showing the number and description of the items of the Licensed Products it has on hand at the date of termination and provided further that it will continue to comply in all respects with the terms of this Agreement.

21.  General.

(a)  Applicable Law. This Agreement shall be interpreted according to the laws of the State of North Carolina, without giving effect to its choice of law rules.

(b)  Remedies. The rights and remedies of the parties provided in this Agreement shall be exclusive.

(c)  Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)  Waiver. Licensee’s or Buzz Off’s waiver of any term or condition of this Agreement must be in writing and shall not be construed to be a waiver of any other term or condition hereof. Licensee’s or Buzz Off’s waiver of any term or condition of the Agreement shall not be deemed a waiver of subsequent breach of the same term or condition of this Agreement.

(e)  Amendments. No provision of this Agreement may be modified, waived or amended except by a written instrument duly executed by each of the parties hereto. Any such modifications, waivers or amendments shall not require additional consideration to be effective.

(f)  Assignment. This Agreement, and the rights and obligations of Licensee hereunder, may not be assigned or delegated by Licensee without Buzz Off’s prior written consent, to be given or withheld in Buzz Off’s sole discretion. Buzz Off shall be free to transfer or assign all or any part of this Agreement at any time.

(g)  Survival of Rights. Notwithstanding anything to the contrary contained herein, such obligations which remain executory after expiration of the Term of this Agreement shall remain in full force and effect until discharged by performance, and such rights as pertain thereto shall remain in force until their expiration.

(h)  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

(i)  Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired.

(j)  Survival of Provisions. The rights, obligations, limitations, and remedies contained in Sections 10, 14, 18, 19, 20 and 22 of this Agreement shall survive any modification, amendment, suspension or termination of this Agreement to the maximum extent permitted by law.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, by their execution below, the parties hereto have agreed to all of the terms and conditions of this Agreement.

BUZZ OFF:

Buzz Off Insect Shield, LLC

By:
Haynes G. Griffin, Chief Executive Officer

LICENSEE:

Charleston Basics, Inc.

By:

Name:

Title:

Exhibit A

Marks of Licensor

Buzz Off, Insect Shield, Insect Repellent Gear and any combination thereof.

Exhibit B

Distribution Area

The District of Columbia, Puerto Rico and all states of the United States.